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                                                                     Exhibit 3.3

               AMENDED CERTIFICATE OF DESIGNATIONS, PREFERENCES,

                    RIGHTS AND LIMITATIONS OF PARTICIPATING

                     SERIES A CONVERTIBLE PREFERRED STOCK,

                          $0.001 PAR VALUE PER SHARE,

                                      OF

                      THE CHILDREN'S BEVERAGE GROUP, INC.

                            PURSUANT TO SECTION 151

            OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


     THE CHILDREN'S BEVERAGE GROUP, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, acting by unanimous written consent dated to be effective as of September 28, 1999, adopted and approved a resolution providing for the amendment, in its entirety, of the Certificate of Designation originally filed in the State of Delaware on January 11, 1999 and which resolution is as follows:

          RESOLVED, pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as restated, the Board of Directors hereby amend, in its entirety, the Certificate of Designation, creating a series of Series A Convertible Preferred Stock ("Series A Preferred") which shall have the following amended powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions:

1. Voting Rights. Except as otherwise required by law or expressly provided in this Certificate of Designations, each share of Series A Preferred shall entitle the holder thereof to vote on each matter submitted to a vote of the stockholders of the Corporation and to be entitled to twenty-five (25) votes for each share of Series A Preferred owned by them. Except as otherwise required by law or expressly provided in this Certificate of Designations, the holders of shares of Common and Series A Preferred shall vote together and not as separate classes.

2. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, all assets and funds of the Corporation legally available for distribution to its stockholders shall be distributed and paid to the holders of the outstanding shares of Series A Preferred Stock and Common Stock pro rata without preference or priority of one class of stock over the other.

3. Dividends. The holders of the Series A Preferred shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor; and such dividends shall be declared and paid upon the outstanding Shares of Series A
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               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      THE CHILDREN'S BEVERAGE GROUP, INC.

     It is hereby certified that:

     1. The present name of the Corporation (hereinafter called the "Corporation") is The Children's Beverage Group, Inc. The name of the Corporation when first incorporated was Zoniverse, Inc., the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 17, 1988.

     2. The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, in accordance with Sections 242 and 245 of the General Corporation Law of Delaware, and which is entitled Amended and Restated Certificate of Incorporation of The Children's Beverage Group, Inc.

     3. The Amended and Restated Certificate of Incorporation as hereinafter set forth has been duly approved by the Board of Directors of the Corporation, in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

     4. The Amended and Restated Certificate of Incorporation as hereinafter set forth has been duly approved by less than unanimous written consent of the holders of stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of Delaware.

     5. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation read as follows:

               "Amended and Restated Certificate of Incorporation
                                       of
                      The Children's Beverage Group, Inc.


     FIRST:  The name of the Corporation is:

                      The Children's Beverage Group, Inc.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, 19805. The name of the registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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     FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) which are divided into two classes as follows:

     250,000,000 shares of Common Stock having a par value of $0.0001 per share (the "Common Stock");

     50,000,000 shares of Preferred Stock having a par value of $0.001 per shares (the "Preferred Stock").

     The designations, voting powers, preferences and relative participating, optional or other special rights, and qualifications, limitation or restrictions of the above classes of stock are as follows:

1.   Common Stock

     A. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and after the payment of any preferential amounts to be distributed to the holders of Preferred Stock, the remaining cash and other property available for distribution to the stockholders of the Corporation shall be distributed to the holders of Common Stock, ratably in proportion to the number of shares of Common Stock that each such holder holds.

     B. Dividends. The Board may declare a dividend or distribution upon the Common Stock only at such time as the preferential dividends upon the Preferred Stock, to the extent such stock may be entitled thereto, shall have been paid or declared and set apart for payment. Subject to the right of the holders of the Preferred Stock to participate in such dividend or distribution, dividends or distributions so declared by the Board shall be paid to the holders of Common Stock ratably in proportion to the number of shares of such Common Stock held by each such holder on the date as of which the holders of such Common Stock of record entitled to receive such dividends or distribution were determined.

     C. Voting Rights. The shares of Common Stock shall have voting rights and the registered holders of such shares shall be entitled to receive notice of all meetings of the stockholders of the Corporation and to one vote for each share of Common Stock standing in the name of the holder on the books of the Corporation on each and every matter to come before the stockholders for vote or decision.


2.   Preferred Stock

          The stated value, dividend rate, if any, and voting powers, if any, of the Preferred Stock and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof shall be fixed by resolutions of the
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Board of Directors at the time of issuance subject in all cases to the laws of the State of Delaware applicable thereto, and set forth in a certificate of designations filed and recorded in accordance with the laws of the State of Delaware.


     FIFTH: The name and the mailing address of the sole incorporator is as follows:

          Name                        Mailing Address
          ----                        ---------------

          Ann M. Spitler              Sachnoff & Weaver, Ltd.
                                      30 South Wacker Drive
                                      Suite 2900
                                      Chicago, Illinois 60606

     SIXTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

     The number of directors of the Corporation shall be as specified in the By-Laws of the Corporation, but such number may from time to time be increased or decreased in such manner as may be prescribed by the By-Laws. In no event shall the number of directors be less than the minimum prescribed by law. The election of directors need not be by ballot. Directors need not be stockholders.

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, and repeal By-Laws, subject to the power of the stockholders to alter or repeal By-Laws made by the Board of Directors. A quorum of the board of directors must include a majority of the directors then in office.

     Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-Laws of the Corporation.

     In the absence of fraud, no contract or other transaction between the Corporation and one (1) or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one (1) or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if: (1) The material facts as to the
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director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or (3) the contract or transaction is fair as to the Corporation as of the time it was authorized, approved or ratified, by the Board of Directors, a committee or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     EIGHTH:   No director of the Corporation shall be personally liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this article, directly or by adoption of any inconsistent provision of this Certificate of Incorporation by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. Nothing herein shall limit or otherwise affect the obligation or right of the Corporation to indemnify its directors pursuant to the provisions of this Certificate of Incorporation, the Bylaws of the Corporation or as may be permitted by the Delaware General Corporation Law.

     NINTH: The Corporation shall have the right to indemnify the officers and directors of the Corporation to the fullest extent permitted under the Delaware General Corporation Law, as amended from time to time.

     TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate are granted subject to the provisions of this Article TENTH.
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     THE UNDERSIGNED, being the President of the Corporation, declares and certifies that this in my act and deed and the facts herein stated are true, and accordingly have executed this document on ____________, 1999.


                                           __________________________________

                                           President